UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 31, 2009

GLOBAL BEVERAGES, INC.

(Exact name of registrant as specified in charter)

Nevada	000-28865	88-0373061
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Yarraman Road, Wybong, Upper Hunter Valley, New South Wales, Australia 2333
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (61)2 6547-8118

Yarraman Winery, Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

Exchange Agreement

On December 31, 2009, Global Beverages, Inc., a Nevada corporation (“Global” or the “Company”), entered into an Exchange Agreement (the “Exchange Agreement”) with Riviera Global Holdings LLC, a New York limited liability company (“Seller”), pursuant to which the Seller has agreed to sell, upon the terms and subject to the conditions of the Exchange Agreement, all of the issued and outstanding shares of Riviera Beverages, Inc. (“Riviera”) to Global in exchange for 19,605,000 shares of Global’s Common Stock.

The Exchange Agreement contains customary representations and warranties of the Company and Seller made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the Company and Seller and may be subject to important qualifications and limitations agreed to by the Company and Seller in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes allocating risk among the Company, Parent and Seller rather than establishing matters as facts.

The Exchange Agreement includes customary covenants of Global and Seller. The Company has agreed to operate its business, and Seller has agreed to cause Riviera to operate its business, in the ordinary course until the transaction is consummated. The Company has agreed to immediately act to amend its Articles of Incorporation to increase the number of authorized shares of Global’s Common Stock to 400,000,000 Shares (the “Articles of Amendment”). The Exchange Agreement also includes customary termination provisions for both the Company and Seller.

The closing of the Exchange Agreement is subject to customary closing conditions as well as the following:

(i)     The Articles of Amendment shall have become effective;

(ii)    Global and the Seller shall have entered into a mutually acceptable Registration Rights Agreement;

(iii)   Edward Caan, one of the shareholders of Seller (“Caan”), shall have been appointed as a director of Global;

(iv)   Caan and Global shall have entered into a mutually acceptable Employment Agreement;

(v)    The Seller, Gary Blom, Ian Long, Timothy Yeo and certain other management personnel of Global shall have entered into an lock-up agreement pursuant to which the Seller and such other signatories shall not sell any shares of Global Common Stock until the six month anniversary of the delivery of Global’s audited consolidated financial statements for the year ended June 30, 2011 (the “Lock-Up Agreement”);

(vi)   Seller and certain shareholders of Global shall have entered into a voting agreement pursuant to which the parties to such agreement shall agree to vote their shares to elect Edward Caan or another individual designated by the Seller as a director of Global until the expiration of the Lock-Up Agreement;

(vii)  Global and Seller shall each have delivered completed schedules to the Exchange Agreement containing information as shall be acceptable to the other party;

(viii) Global shall have delivered to Seller its audited Financial Statements for the year ended June 30, 2009 which shall not be materially different from those previously delivered to Seller in draft form;

(ix)   Global, Seller and a mutually acceptable escrow agent shall have entered into an Escrow Agreement relating to the escrow of Riviera’s intellectual property which is to secure Global’s indemnification obligation to Seller as described below; and

(x)    If necessary, Global or its designee and R. Mack Estates, LLC shall have entered into an agreement reasonably acceptable to Global under which R. Mack Estates, LLC shall operate certain assets of R. Mack Estates, LLC for the sole and exclusive benefit of Riviera.

The Exchange Agreement includes customary indemnification for misrepresentations and breaches of the warranties and covenants made by Global and the Seller in the Exchange Agreement. The maximum liability of either party for indemnification under the Exchange Agreement is $7,450,000 except for claims relating to the authority of each party to enter into the Exchange Agreement, claims relating to the ownership of shares and the capitalization of Global and Seller, and claims relating to taxes, all of which are unlimited as to amount.  Damages totaling a minimum of $60,000 must have been incurred before either party can made a claim for indemnification, at which time claims may be made from the first dollar of loss.  Global’s obligation to indemnify Sellers under the Exchange Agreement will be secured by an escrow of certain intellectual property rights currently owned by Riviera.  The intellectual property rights will be released from escrow and transferred to Seller in the event that Global fails to discharge any obligation to indemnify Seller under the Exchange Agreement.

A copy of the Exchange Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference. The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Exchange Agreement dated December 31, 2009 by and between Global and Seller

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BEVERAGES, INC.

Date: January 7, 2010	By:	/s/ Ian Long
Name: Ian Long
Title: Chief Executive Officer